Exhibit 10.13

Amendment to Letter Agreement

August 2, 2017

Mr. Michael J. Nicholson

Dear Mike:

Reference is made to the letter agreement between you and J. Crew Group, Inc. (the “Company”), dated December 3, 2015 (the “Employment Agreement”). The purpose of this letter (the “Amendment”) is to amend the terms of the Employment Agreement, effective as of the date hereof. Capitalized terms not otherwise defined herein will have the same meaning as under the Employment Agreement. In consideration of your continued contributions and your acceptance of changes to your duties and responsibilities following the employment of the Company’s new chief executive officer (as set forth below), and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree to amend the Employment Agreement effective as of the date hereof (except as otherwise provided herein), as follows:

1. Effective May 25, 2017, Section 3(a) is amended to delete the number “$800,000” in the first sentence thereof, and replace it with “$1,000,000.”

2. A new Section 3(g) is added, to read in its entirety as follows:

“(g) Retention Bonus. The Company shall pay you a retention bonus in three installments, in each case conditioned on your continued employment with the Company from the date hereof to the installment payment date set forth herein: (1) five hundred thousand dollars ($500,000) on January 1, 2018; (2) five hundred thousand dollars ($500,000) on July 1, 2018; and (3) one million dollars ($1,000,000) on May 1, 2019. In the event the Company terminates the Employment Period without Cause or you resign for Good Reason, or you terminate employment by reason of death or Disability (as defined herein) (1) on or before July 1, 2018, the Company will pay you $1,000,000 (less any prior installment payments already paid), and (2) after July 1, 2018 and on or before May 1, 2019, the Company will pay you a pro rata portion of the next scheduled unpaid installment, based on the number of full elapsed months during such period, in the case of each (1) and (2) subject to and conditioned upon your (or your estate’s) execution of a valid general release and waiver within sixty (60) days after your Termination Date.”

3. A new section 3(h) is added, to read in its entirety as follows:

“(h) Transformation Incentive Plan. You will be eligible to participate in the 2017 Transformation Incentive Plan (“TIP”) in accordance with the terms thereof. Your target award shall be communicated in an award statement to be issued to you by the Company, and any payout(s) thereunder shall be made pursuant and subject to the terms of the TIP. In the event of your termination by the Company without Cause, your resignation for Good Reason, or your death or Disability, you shall be entitled to receive the TIP award for (1) the performance period in which your Termination Date occurs and (2) the performance period that ends next following the performance period in which your

Termination Date occurs (in the case of both (1) and (2), based upon actual performance), payable at the time or times provided in the TIP, subject to and conditioned upon your (or your estate’s) execution of a valid general release and waiver within sixty (60) days after your Termination Date.”

4. A new Section 2(g) is added, to read in its entirety as follows:

“(g) In the event that (1) you remain continuously employed by the Company until February 1, 2020, and (2) after the date hereof and before February 1, 2020, the Company achieves Adjusted EBITDA (“EBITDA”), determined on a trailing twelve fiscal month basis, of no less than $300 million (“EBITDA Target”), provided that the EBITDA Target is sustained at such level for a period of six (6) fiscal months thereafter, and (3) you thereafter terminate your employment with the Company between February 2, 2020 and August 1, 2020, by providing the Board and/or Company with at least thirty (30) days’ advance written notice prior to such termination, you shall be entitled to the payments and benefits and otherwise be subject to the terms and conditions of the above subparagraphs i., ii., iii., iv., and vi. of Section 2(c). The EBITDA Target shall be equitably adjusted in good faith after the date hereof by the Board or the Compensation Committee of the Board to reflect the consequences future acquisitions and dispositions. In particular, but not in limitation of the foregoing, the Board or the Compensation Committee shall equitably reduce the EBITDA Target in the event of a sale or disposition of Madewell Inc. (“Madewell”), including without limitation by reason of a spin-off and distribution of Madewell stock to the Company’s shareholders. For purposes of this Section 2(g), (1) Adjusted EBITDA shall be calculated consistently with the methodology disclosed in the quarterly earnings release filed with the SEC on Form 8-K, and (2) you will not be treated as having terminated employment without Cause or for Good Reason for purposes of Section 4 herein.”

5. The following sentence is added to the end of Section 3(e), to read in its entirety as follows:

“You shall be eligible to participate in any new equity plan adopted by the Company for the benefit of its senior executives, including without limitation any program relating to the grant of Parent preferred stock to members of senior management.”

6. The following sentence is added to the end of Section 2(f), to read as follows:

“You understand and agree that for purposes of Section 2(f)(i) (but, for the avoidance of doubt, not for purposes of Section 2(f)(ii)) your position, authority, duties or responsibilities as President and Chief Operating Officer will change from time to time as directed by the Chief Executive Officer in accordance with Section 1(a) and that such changes shall not constitute Good Reason except to the extent that such changes are materially and adversely inconsistent with your role as President and Chief Operating Officer at the time that your employment commenced with the Company.”

Except as specifically set forth herein, your Employment Agreement remains in full force and effect in accordance with its terms.

Very truly yours,

J. CREW GROUP, INC.

By:	/s/ LYNDA MARKOE
Name:	Lynda Markoe
Title:	EVP – Human Resources

Received, Read, Understood and Agreed:

/s/ MICHAEL J. NICHOLSON
Michael J. Nicholson

Dated: August 2, 2017